Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Appoints Robert Welborn to the Board of Directors

HOUSTON, TX, October 20, 2021 – NOV Inc. (NYSE: NOV) announced today that Robert Welborn has been appointed to the Company’s Board of Directors, effective October 20, 2021.

Mr. Welborn is the Head of Programs Data Science, Small Business Group for Facebook, Inc. where he oversees the development of solutions used by over 140 million businesses around the world. Prior to joining Facebook, he held various positions within General Motors, including Global Chief Data and Analytics Officer and served in several positions of increasing responsibility at USAA, including Chief Data Scientist. Mr. Welborn holds a Bachelor of Science in Engineering from Texas A&M University and a Master of Business Administration from the University of California, San Diego.

“Robert is an accomplished technology executive and a leading innovator in the fields of data sciences and digital technologies,” said Clay Williams, Chairman, President, and Chief Executive Officer. “We are excited to welcome Robert to our Board and are confident that his extensive expertise will provide us with invaluable perspectives as we continue to pioneer leading-edge technology solutions for the global energy industry.”

With the appointment of Mr. Welborn, NOV’s board of directors is now composed of ten directors, nine of which are independent members.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

View source version on businesswire.com: [SOURCE LINK]

Source: NOV Inc.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com